Exhibit 99.1

       Contact:   Michael R. Sand,
          President & CEO
          Dean J. Brydon, CFO
                          (360) 533-4747
                          www.timberlandbank.com

Timberland Bancorp’s 2021 Fiscal Year Net Income Increases to $27.58 Million

•	Reports 11th Consecutive Year of Increased Net Income and Earnings per Share
•	Fiscal Year Diluted Earnings per Share Increases to $3.27
•	Fiscal Year Return on Average Assets of 1.64%
•	Fiscal Year Return on Average Equity of 13.98%
•	Announces $0.21 Quarterly Cash Dividend

HOQUIAM, WA – October 28, 2021 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported that net income increased 14% to $27.58 million for the fiscal year ended September 30, 2021 from $24.27 million for the fiscal year ended September 30, 2020, which year was affected by a $3.70 million ($2.92 million after income taxes) provision to the loan loss reserves.  Earnings per diluted common share (“EPS”) increased 14% to $3.27 for the 2021 fiscal year from $2.88 for the 2020 fiscal year.

Timberland also reported quarterly net income of $6.02 million, or $0.71 per diluted common share for the quarter ended September 30, 2021.  This compares to net income of $6.36 million, or $0.76 per diluted common share for the comparable quarter one year ago, which quarter was affected by a $500,000 ($395,000 after income taxes) provision for loan loss reserves, and net income of $7.02 million, or $0.83 per diluted common share for the preceding quarter.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.21 per common share, payable on November 26, 2021, to shareholders of record on November 12, 2021.

“We are pleased to report record net income for our fiscal year ended September 30, 2021 and, for the eleventh consecutive year, increased net income and earnings per share,” stated Michael Sand, President and CEO. “Strong gain on sale of loans income persisted during the fiscal year and the accretion of loan origination fees linked to the Paycheck Protection Program (“PPP”) was also a robust contributor to the year’s net income.  Compared to the fiscal year just ended, gain on sale of loans income and the benefit derived from PPP loan fee accretion is expected to diminish during our 2022 fiscal year.  As we have continued to build liquidity we have been reticent to commit significant amounts to fixed income investments during the past year, believing better opportunities would become available at such time as the Federal Reserve initiated its tapering protocol.  We are encouraged by the uptick in interest rates during the past month and year as well as by the likelihood of Fed tapering beginning in the near term.  The general level of interest rates has increased during the past several months and we have begun purchasing certain Treasury and mortgage backed securities to supplement interest income.  However, we continue to commit funds to such investments at a measured pace.  We will review the post meeting narrative issued by the Fed after the conclusion of its November 8th meeting before considering a departure from this stance.  We are most encouraged by opportunities for increased loan originations in our strong, western Washington markets.  In spite of the persistence of loan prepayments this past quarter, net loans outstanding, net of PPP loan balances, increased at an annualized rate of 9%.  With a strong regional economy and likely customer dislocation resulting from recently announced M&A activity, we anticipate increased opportunities to develop new lending relationships within our local markets.  Recently, additional loan personnel have been hired whom we anticipate will be successful in originating quality loans for the Bank’s portfolio.  The Bank continues to be positioned to benefit significantly from rising interest rates.”

”Deposit balances increased $212.15 million during the past twelve months including an increase of $47.90 million during the quarter just ended.  This 16% increase in deposit balances year-over-year has increased the Bank’s liquidity significantly above normal levels and continues to put pressure on the Bank’s net interest margin.”

“We were pleased to have participated in each of the SBA’s PPP lending rounds.  PPP loans totaling $192.43 million were originated for both new and existing clients,” said Sand.  “Our staff continues to diligently and successfully engage in the task of filing SBA loan forgiveness applications for businesses that obtained PPP financing through Timberland Bank.  PPP loans were reduced by $54.71 million during the quarter ended September 30, 2021, leaving $40.92 million of PPP loans on the

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

Bank’s balance sheet at quarter end.  We anticipate a majority of these remaining PPP loans will be forgiven during the quarters ending December 31, 2021 and March 31, 2022.  Consequently, we also expect the recognition of most of the remaining deferred PPP loan origination fees of $1.83 million to occur during these two quarters.”

2021 Fiscal Year Earnings and Balance Sheet Highlights (at or for the period ended September 30, 2021, compared to September 30, 2020 or June 30, 2021):

   Earnings Highlights:
•	Net income increased to $27.58 million for the 2021 fiscal year from $24.27 million for the 2020 fiscal year; EPS increased to $3.27 for the 2021 fiscal year from $2.88 for the 2020 fiscal year;
•
Net income was $6.02 million for the current quarter compared to $6.36 million for the comparable quarter one year ago and $7.02 million for preceding quarter; EPS was $0.71 for the current quarter compared to $0.76 for the comparable quarter one year ago and $0.83 for the preceding quarter;

•
Return on average equity (“ROE”) and return on average assets (“ROA”) for the 2021 fiscal year were 13.98% and 1.64%, respectively; ROE and ROA  for the current quarter were 11.77% and 1.36%, respectively;

•	Net interest margin (“NIM”) was 3.25% for the 2021 fiscal year and 3.13% for the current quarter; and
•	The efficiency ratio was 50.12% for the 2021 fiscal year and 54.45% for the current quarter.
   Balance Sheet Highlights:
•	Total assets increased 14% year-over-year and 3% from the prior quarter;
•	Total deposits increased 16% year-over-year and 3% from the prior quarter;
•	Net loans receivable (including SBA PPP loans) decreased 4% year-over-year and decreased 3% from the prior quarter;
•	Net loans receivable (excluding SBA PPP loans) increased 5% year-over-year and increased 2% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.18% from 0.27% one year ago; and
•	Book and tangible book (non-GAAP) values per common share increased to $24.76 and $22.80, respectively, at September 30, 2021.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) increased 1% to $69.02 million for the 2021 fiscal year from $68.01 million for the 2020 fiscal year.  For the current quarter, operating revenue decreased 4% to $16.56 million from $17.24 million for the comparable quarter one year ago and decreased 5% from $17.42 million for the preceding quarter.

Net interest income for the 2021 fiscal year increased 2% to $51.86 million from $50.88 million for the 2020 fiscal year.  The year-over-year increase was primarily due to an increase in the average balance of interest-earning assets and a decrease in the average cost of deposits, which was partially offset by a decrease in the yield on interest-earning assets.  Timberland’s NIM for the fiscal year ended September 30, 2021 decreased to 3.25% from 3.90% for the fiscal year ended September 30, 2020.  NIM compression over the past year has largely been a result of the continued low interest rate environment and an increase in the level of liquidity held in overnight funds.

Net interest income increased 5% to $13.11 million for the current quarter from $12.52 million for the comparable quarter one year ago and decreased slightly from $13.16 million for the preceding quarter.  Timberland’s NIM for the current quarter was 3.13% compared to 3.22% for the preceding quarter and 3.44% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately five basis points due to the accretion of $50,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $174,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately 13 basis points due to the accretion of $84,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $443,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately ten basis points due to the accretion of $173,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $181,000 in pre-payment penalties, non-accrual interest and late fees.

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

U.S. Small Business Administration (“SBA”) PPP loans contribute to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At September 30, 2021, Timberland had SBA PPP deferred loan origination fees of $1.83 million remaining to be accreted into interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

SBA PPP Loan Income ($ in thousands)
	Three Months Ended
	Sept. 30, 2021	June 30, 2021	Sept. 30, 2020
Interest income	$167	$293	$316
Loan origination fee accretion	1,488	1,296	599
Total SBA PPP loan income	$1,655	$1,589	$915

No provision for loans losses was made during the 2021 fiscal year compared to a $3.70 million ($2.92 million after income tax) provision for loan losses for the 2020 fiscal year. No provision for loan losses was made during the current and preceding quarter, compared to a $500,000 ($395,000 after income taxes) provision for loan losses for the comparable quarter one year ago.

Non-interest income for the 2021 fiscal year decreased slightly to $17.16 million from $17.19 million for the 2020 fiscal year. The decrease was primarily due to a $483,000 decrease in recoveries of previously charged off receivables acquired in the South Sound Acquisition (which are recorded in the “Other” non-interest income category for the 2020 fiscal year), a $236,000 decrease in service charges on deposits, a $186,000 decrease in servicing income on loans sold, and smaller decreases in several other categories.  These decreases were partially offset by a $706,000 increase in ATM and debit card interchange fees, a $110,000 valuation recovery on loan servicing rights (compared to a $221,000 valuation allowance on loan servicing rights for the 2020 fiscal year), and smaller increases in several other categories.

Non-interest income decreased 27% to $3.45 million for the current quarter from $4.72 million for the comparable quarter one year ago and decreased 19% from $4.27 million for the preceding quarter.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $1.07 million decrease in gain on sales of loans and smaller decreases in several other categories.  The decrease in gain on sales of loans was primarily due to a decrease in the dollar amount of fixed rate one- to four-family refinance loans originated and sold as refinance activity for single family homes slowed.  These decreases were partially offset by smaller increases in several categories including an $87,000 valuation recovery on loan servicing rights for the current quarter (compared to a $179,000 valuation allowance on loan servicing rights for the preceding quarter).  The valuation recovery on loan servicing rights was primarily due to decreases in projected mortgage prepayment speeds as mortgage interest rates increased during the quarter.

For the 2021 fiscal year, total (non-interest) operating expenses increased $528,000, or 2%, to $34.59 million from $34.06 million for the 2020 fiscal year.  The increase was primarily due to a $399,000 increase in salaries and employee benefits expense, a $225,000 increase in data processing and telecommunications expense, a $211,000 increase in FDIC insurance expense, a $203,000 increase in ATM and debit card processing expense, and smaller increases in several other categories.  These increases were partially offset by $363,000 decrease in OREO expenses and smaller decreases in several other categories.  The efficiency ratio for the 2021 fiscal year was 50.12% compared to 50.04% for the 2020 fiscal year.

Total operating expenses for the current quarter increased $274,000, or 3%, to $9.02 million from $8.74 million for the comparable quarter one year ago and increased $404,000, or 5%, from $8.61 million for the preceding quarter.  The increase in operating expenses compared to the preceding quarter was primarily due to a $251,000 increase in salaries and employee benefits expense and smaller increases in several other expense categories.  These increases were partially offset by smaller increases in several expense categories.  The efficiency ratio for the current quarter was 54.45% compared to 50.73% for the comparable quarter one year ago and 49.43% for the preceding quarter.

The provision for income taxes for the 2021 fiscal year increased $807,000 to $6.85 million from $6.04 million for the 2020 fiscal year, primarily due to higher taxable income. The effective income tax rate was 19.9% for both fiscal years.  The provision for income taxes for the current quarter decreased $261,000 to $1.53 million from $1.79 million for the preceding

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

quarter, primarily due to lower taxable income.  Timberland’s effective income tax rate was 20.2% for the quarter ended September 30, 2021 compared to 20.3% for the quarter ended June 30, 2021.

Balance Sheet Management

Total assets increased $226.21 million, or 14%, to $1.79 billion at September 30, 2021 from $1.57 billion at September 30, 2020 and increased $51.73 million, or 3%, from $1.74 billion at June 30, 2021.  The quarterly increase was primarily due to a $76.47 million increase in total cash and cash equivalents, a $9.74 million net increase in investment securities and CDs held for investment, and smaller increases in several other categories.  These increases were partially offset by a $33.11 million decrease in net loans receivable (due to SBA PPP loan payoffs).  Excluding SBA PPP loans, net loans receivable increased during the current quarter at an annualized rate of 9%.  The increase in total assets was funded primarily by an increase in total deposits and by retained net income.

Loans

Net loans receivable decreased $45.42 million, or 4%, to $968.45 million at September 30, 2021 from $1.01 billion at September 30, 2020.  The year-over-year decrease was primarily due to an $85.90 million decrease in SBA PPP loans as forgiveness applications were successfully processed and smaller decreases in several other loan categories. These decreases were partially offset by a $17.08 million increase in commercial real estate mortgage loans, a $13.70 million increase in construction and land development loan and smaller increases in several other loan categories.

Primarily as a result of the successful processing of $54.71 million in SBA PPP loan forgiveness applications and smaller decreases in several other loan categories, net loans receivable decreased $33.11 million, or 3%, to $968.45 million at September 30, 2021 from $1.00 billion at June 30, 2021. These decreases were partially offset by a $15.75 million increase in construction and land development loans, an $11.76 million increase in commercial real estate mortgage loans and smaller increases in several other loan categories.

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

Loan Portfolio
($ in thousands)
	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$119,935	11%	$119,173	11%	$118,580	10%
Multi-family	87,563	8	94,756	9	85,053	8
Commercial	470,650	43	458,889	41	453,574	40
Construction - custom and
owner/builder	109,152	10	105,484	9	129,572	12
Construction - speculative one-to four-family	17,813	2	18,038	2	14,592	1
Construction - commercial	43,365	4	43,879	4	33,144	3
Construction - multi-family	52,071	5	45,624	4	34,476	3
Construction - land
development	10,804	1	4,434	--	7,712	1
Land	19,936	2	18,289	2	25,571	2
Total mortgage loans	931,289	86	908,566	82	902,274	80

Consumer loans:
Home equity and second
mortgage	32,988	3	31,891	3	32,077	3
Other	2,512	--	2,725	--	3,572	--
Total consumer loans	35,500	3	34,616	3	35,649	3

Commercial loans:
Commercial business loans	74,579	7	72,890	6	69,540	6
SBA PPP loans	40,922	4	95,633	9	126,820	11
Total commercial loans	115,501	11	168,523	15	196,360	17
Total loans	1,082,290	100%	1,111,705	100%	1,134,283	100%
Less:
Undisbursed portion of
construction loans in
process	(95,224)		(90,332)		(100,558)
Deferred loan origination
fees	(5,143)		(6,339)		(6,436)
Allowance for loan losses	(13,469)		(13,469)		(13,414)

Total loans receivable, net	$968,454		$1,001,565		$1,013,875
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,217, $3,359 and $4,509 at September 30, 2021, June 30, 2021 and September 30, 2020, respectively.

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of September 30, 2021:
CRE Loan Portfolio Breakdown by Collateral ($ in thousands)
Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Industrial warehouse	$80,242	17%	7%
Office buildings	75,451	16	7
Medical/dental offices	60,232	13	6
Other retail buildings	39,378	8	4
Restaurants	25,158	5	2
Convenience stores	22,409	5	2
Hotels/motels	21,564	5	2
Nursing homes	18,810	4	2
Shopping centers	14,161	3	1
Churches	12,984	3	1
Mini-Storage	12,553	3	1
Additional CRE	87,708	18	8
Total CRE	$470,650	100%	43%

Timberland originated $132.91 million in loans during the quarter ended September 30, 2021, compared to $114.15 million (including $4.71 million of SBA PPP loans) for the comparable quarter one year ago and $146.60 million in loans (including $6.16 million of SBA PPP loans for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $14.01 million were sold compared to $46.85 million for the comparable quarter one year ago and $41.06 million for the preceding quarter.  The decrease in loans sold during the current quarter was primarily due to a decrease in single-family refinance loans originated as mortgage loan refinance activity diminished.

Timberland’s investment securities and CDs held for investment increased $9.74 million, or 6%, to $161.72 million at September 30, 2021, from $151.98 million at June 30, 2021.  The increase was primarily due to the purchase of additional mortgage-backed investment securities and U.S. Treasury securities and was partially offset by CDs maturing during the quarter.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 42.4% of total liabilities at September 30, 2021, compared to 39.2% at June 30, 2021, and 31.8% one year ago.

Deposits

Total deposits increased $212.15 million, or 16%, during the fiscal year to $1.57 billion at September 30, 2021 from $1.36 billion at September 30, 2020.  The increase consisted of a $93.23 million increase in non-interest-bearing demand account balances, a $53.20 million in NOW checking account balances, a $49.20 million increase in money market account balances, and a $40.82 million increase in savings account balances. These increases were partially offset by a $24.40 million decrease in certificates of deposit account balances.  Total deposits increased $47.90 million, or 3%, during the current quarter to $1.57 billion at September 30, 2021, from $1.52 billion at June 30, 2021.  The quarter’s increase consisted of a $39.27 million increase in non-interest bearing account balances, an $8.73 million increase in money market account balances, a $5.59 million increase in savings account balances, and a $147,000 increase in NOW checking account balances. These increases were partially offset by a $5.84 million decrease in certificates of deposit account balances.

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

Deposit Breakdown ($ in thousands)
	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$535,212	34%	$495,938	33%	$441,889	32%
NOW checking	430,097	27	429,950	28	376,899	28
Savings	260,689	17	255,103	17	219,869	16
Money market	199,045	13	189,443	12	149,922	11
Money market – reciprocal	11,383	1	12,253	1	11,303	1
Certificates of deposit under $250	112,348	7	115,782	7	129,579	10
Certificates of deposit $250 and over	21,781	1	24,183	2	28,945	2
Total deposits	$1,570,555	100%	$1,522,652	100%	$1,358,406	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $3.41 million, or 2%, to $206.90 million at September 30, 2021, from $203.49 million at June 30, 2021.  The increase in shareholders’ equity was primarily due to net income of $6.02 million for the quarter, which was partially offset by the payment of $2.59 million in dividends to shareholders. There were no shares repurchased during the quarter ended September 30, 2021.  Timberland had 399,282 shares available to be repurchased on its existing stock repurchase plan at September 30, 2021.

Timberland remains well capitalized with a total risk-based capital ratio of 22.17% and a Tier 1 leverage capital ratio of 10.97% at September 30, 2021.

Asset Quality and Loan Deferrals

Timberland’s non-performing assets to total assets ratio was 0.18% at September 30, 2021, compared to 0.27% one year ago and 0.14% at June 30, 2021.  There were no net charge-offs/recoveries for the current quarter compared to net recoveries of $35,000 for the preceding quarter and net recoveries of $20,000 for the comparable quarter one year ago.  No provisions for loan losses were made during the current and preceding quarters compared to a $500,000 provision for loan losses for the comparable quarter one year ago.

Timberland has consistently worked with borrowers affected by the COVID-19 pandemic by offering loan deferral and forbearance plans during the pandemic.  Deferrals were primarily approved for 90-day periods with interest continuing to accrue or with interest scheduled to be paid monthly.  Nearly all borrowers that were granted deferrals have resumed making regular payments and as of September 30, 2021, only one loan with a balance of $323,000 remained on deferral status.

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.37% at September 30, 2021, compared to 1.31% one year ago and 1.33% at June 30, 2021.  If SBA PPP loans, which are 100% SBA guaranteed, are excluded, the ALL to loans receivable (excluding SBA PPP loans) at September 30, 2021 was 1.43% (non-GAAP).

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $449,000 at September 30, 2021.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.49% (non-GAAP) at September 30, 2021.

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

The following table details the ALL as a percentage of loans receivable:
	Sept. 30,	June 30,	Sept. 30,
	2021	2021	2020
ALL to loans receivable	1.37%	1.33%	1.31%
ALL to loans receivable (excluding SBA PPP loans) (non-GAAP)	1.43%	1.46%	1.49%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (non-GAAP)	1.49%	1.53%	1.60%

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $709,000, or 19%, to $3.04 million at September 30, 2021, from $3.75 million one year ago, and increased $97,000, or 3%, from $2.94 million at June 30, 2021.  Non-accrual loans decreased $51,000, or 2%, to $2.85 million at September 30, 2021, from $2.91 million one year ago and increased $825,000, or 41%, from $2.03 million at June 30, 2021.

Non-Accrual Loans
($ in thousands)

	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$406	2	$411	2	$659	3
Commercial	773	2	373	1	858	4
Land	683	3	169	2	394	3
Total mortgage loans	1,862	7	953	5	1,911	10

Consumer loans
Home equity and second
mortgage	516	5	545	6	555	6
Other	17	2	18	2	9	1
Total consumer loans	533	7	563	8	564	7

Commercial business loans	459	6	513	7	430	6
Total loans	$2,854	20	$2,029	20	$2,905	23

OREO and other repossessed assets decreased 85% to $157,000 at September 30, 2021, from $1.05 million at September 30, 2020, and remained unchanged from $157,000 at June 30, 2021.  At September 30, 2021, the OREO and other repossessed asset portfolio consisted of three individual land parcels.  No OREO properties were sold during the quarter ended September 30, 2021.

OREO and Other Repossessed Assets
($ in thousands)

	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$ 157	3	$ 157	3	$ 1,050	6
Total	$ 157	3	$ 157	3	$ 1,050	6

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the effect of the novel coronavirus of 2019 (“COVID-19”) pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate (“LIBOR”), and the potential transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board (“FASB”), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services including the Coronavirus Aid, Relief, and Economic Security Act of

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

2020 (“CARES Act”), the Consolidated Appropriations Act, 2021 (“CAA”), and the American Rescue Plan Act of 2021; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2021	2021	2020
Interest and dividend income
Loans receivable	$13,132	$13,298	$12,884
Investment securities	318	292	305
Dividends from mutual funds, FHLB stock and other investments	28	28	33
Interest bearing deposits in banks	301	247	371
Total interest and dividend income	13,779	13,865	13,593

Interest expense
Deposits	654	690	1,044
Borrowings	15	18	29
Total interest expense	669	708	1,073
Net interest income	13,110	13,157	12,520
Provision for loan losses	--	--	500
Net interest income after provision for loan losses	13,110	13,157	12,020

Non-interest income
Service charges on deposits	967	948	1,011
ATM and debit card interchange transaction fees	1,329	1,363	1,200
Gain on sales of loans, net	537	1,607	2,149
Bank owned life insurance (“BOLI”) net earnings	152	150	149
Servicing income (expense) on loans sold, net	12	(9)	22
Valuation recovery (allowance) on loan servicing rights, net	87	(179)	(197)
Recoveries on investment securities, net	5	6	7
Other	361	380	374
Total non-interest income, net	3,450	4,266	4,715

Non-interest expense
Salaries and employee benefits	4,805	4,554	4,438
Premises and equipment	993	995	1,048
Advertising	153	162	138
OREO and other repossessed assets, net	2	5	215
ATM and debit card processing	489	464	425
Postage and courier	159	141	152
State and local taxes	267	284	293
Professional fees	331	262	342
FDIC insurance expense	113	100	88
Loan administration and foreclosure	153	148	89
Data processing and telecommunications	642	627	583
Deposit operations	273	289	278
Amortization of core deposit intangible (“CDI”)	90	90	102
Other, net	547	492	552
Total non-interest expense, net	9,017	8,613	8,743

Income before income taxes	7,543	8,810	7,992
Provision for income taxes	1,525	1,786	1,635
Net income	$ 6,018	$ 7,024	$ 6,357

Net income per common share:
Basic	$0.72	$0.84	$0.76
Diluted	0.71	0.83	0.76

Weighted average common shares outstanding:
Basic	8,354,018	8,365,350	8,310,793
Diluted	8,454,636	8,465,393	8,379,170

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2021	2020
Interest and dividend income
Loans receivable	$52,539	$51,341
Investment securities	1,195	1,579
Dividends from mutual funds, FHLB stock and other investments	111	128
Interest bearing deposits in banks	1,117	2,535
Total interest and dividend income	54,962	55,583

Interest expense
Deposits	3,013	4,635
Borrowings	91	66
Total interest expense	3,104	4,701
Net interest income	51,858	50,882
Provision for loan losses	--	3,700
Net interest income after provision for loan losses	51,858	47,182

Non-interest income
Service charges on deposits	3,911	4,147
ATM and debit card interchange transaction fees	5,084	4,378
Gain on sales of loans, net	5,904	5,979
BOLI net earnings	597	591
Servicing income on loans sold, net	7	193
Valuation recovery (allowance) on loan servicing rights, net	110	(221)
Recoveries on investment securities, net	20	120
Other	1,528	2,001
Total non-interest income, net	17,161	17,188

Non-interest expense
Salaries and employee benefits	18,750	18,351
Premises and equipment	3,942	3,962
Gain on disposition of premises and equipment, net	--	(98)
Advertising	625	631
OREO and other repossessed assets, net	(87)	276
ATM and debit card processing	1,831	1,628
Postage and courier	587	568
State and local taxes	1,088	998
Professional fees	1,006	1,107
FDIC insurance expense	415	204
Loan administration and foreclosure	471	448
Data processing and telecommunications	2,510	2,285
Deposit operations	1,091	1,114
Amortization of CDI	361	406
Other, net	2,001	2,183
Total non-interest expense, net	34,591	34,063

Income before income taxes	34,428	30,307
Provision for income taxes	6,845	6,038
Net income	$ 27,583	$ 24,269

Net income per common share:
Basic	$3.31	$2.91
Diluted	3.27	2.88

Weighted average common shares outstanding:
Basic	8,340,983	8,326,600
Diluted	8,444,333	8,422,486

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2021	2021	2020
Assets
Cash and due from financial institutions	$ 26,316	$ 25,387	$ 21,877
Interest-bearing deposits in banks	553,880	478,339	292,575
Total cash and cash equivalents	580,196	503,726	314,452

Certificates of deposit (“CDs”) held for investment, at cost	28,482	31,218	65,545
Investment securities:
Held to maturity, at amortized cost	69,102	52,314	27,890
Available for sale, at fair value	63,176	67,491	57,907
Investments in equity securities, at fair value	955	960	977
FHLB stock	2,103	2,103	1,922
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	3,217	3,359	4,509

Loans receivable	981,923	1,015,034	1,027,289
Less: Allowance for loan losses	(13,469)	(13,469)	(13,414)
Net loans receivable	968,454	1,001,565	1,013,875

Premises and equipment, net	22,367	22,519	23,035
OREO and other repossessed assets, net	157	157	1,050
BOLI	22,193	22,041	21,596
Accrued interest receivable	3,745	4,260	4,484
Goodwill	15,131	15,131	15,131
CDI	1,264	1,354	1,625
Loan servicing rights, net	3,482	3,548	3,095
Operating lease right-of-use assets	2,283	2,360	2,587
Other assets	2,873	3,354	3,298
Total assets	$1,792,180	$1,740,460	$1,565,978

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$ 535,212	$ 495,938	$ 441,889
Deposits: Interest-bearing	1,035,343	1,026,714	916,517
Total deposits	1,570,555	1,522,652	1,358,406

Operating lease liabilities	2,359	2,432	2,630
FHLB borrowings	5,000	5,000	10,000
Other liabilities and accrued expenses	7,367	6,884	7,312
Total liabilities	1,585,281	1,536,968	1,378,348

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,355,469 shares issued and outstanding – September 30, 2021 8,353,969 shares issued and outstanding – June 30, 2021 8,310,793 shares issued and outstanding – September 30, 2020	42,673	42,624	42,396
Retained earnings	164,167	160,739	145,173
Accumulated other comprehensive income	59	129	61
Total shareholders’ equity	206,899	203,492	187,630
Total liabilities and shareholders’ equity	$1,792,180	$1,740,460	$1,565,978

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2021	2021	2020
PERFORMANCE RATIOS:
Return on average assets (a)	1.36%	1.63%	1.65%
Return on average equity (a)	11.77%	14.02%	13.78%
Net interest margin (a)	3.13%	3.22%	3.44%
Efficiency ratio	54.45%	49.43%	50.73%

	Year Ended
	Sept. 30,		Sept. 30,
	2021		2020
PERFORMANCE RATIOS:
Return on average assets (a)	1.64%		1.75%
Return on average equity (a)	13.98%		13.59%
Net interest margin (a)	3.25%		3.90%
Efficiency ratio	50.12%		50.04%

	Sept. 30,	June 30,	Sept. 30,
	2021	2021	2020
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,854	$2,029	$2,905
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	159	179	209
OREO and other repossessed assets	157	157	1,050
Total non-performing assets (b)	$3,170	$2,365	$4,164

Non-performing assets to total assets (b)	0.18%	0.14%	0.27%
Net charge-offs (recoveries) during quarter	$ --	$ (35)	$ (20)
ALL to non-accrual loans	472%	664%	462%
ALL to loans receivable (c)	1.37%	1.33%	1.31%
ALL to loans receivable (excluding SBA PPP loans) (d) (non-GAAP)	1.43%	1.46%	1.49%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.49%	1.53%	1.60%
Troubled debt restructured loans on accrual status (f)	$ 2,371	$ 2,380	$ 2,868

CAPITAL RATIOS:
Tier 1 leverage capital	10.97%	11.03%	11.26%
Tier 1 risk-based capital	20.92%	21.34%	20.08%
Common equity Tier 1 risk-based capital	20.92%	21.34%	20.08%
Total risk-based capital	22.17%	22.60%	21.34%
Tangible common equity to tangible assets (non-GAAP)	10.73%	10.85%	11.03%

BOOK VALUES:
Book value per common share	$ 24.76	$ 24.36	$ 22.58
Tangible book value per common share (g)	22.80	22.39	20.56
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $40,922, $95,633 and $126,820 at September 30, 2021, June 30, 2021 and September 30, 2020, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $36,491, $40,622 and $63,721 at September 30, 2021, June 30, 2021 and September 30, 2020, respectively.
(f)  Does not include troubled debt restructured loans totaling $182, $187 and $203 reported as non-accrual loans at September 30, 2021, June 30, 2021 and September 30, 2020, respectively.
(g) Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,000,063	5.25%	$1,032,591	5.15%	$1,031,689	5.00%
Investment securities and FHLB stock (1)	125,627	1.10	115,839	1.10	84,756	1.59
Interest-earning deposits in banks and CDs	551,918	0.22	487,508	0.20	339,224	0.44
Total interest-earning assets	1,677,608	3.29	1,635,938	3.39	1,455,669	3.74
Other assets	86,838		87,638		87,140
Total assets	$1,764,446		$1,723,576		$1,542,809

Liabilities and Shareholders’ Equity
NOW checking accounts	$421,095	0.13%	$416,234	0.13%	$360,622	0.23%
Money market accounts	202,435	0.29	196,187	0.29	159,951	0.38
Savings accounts	257,856	0.08	253,147	0.08	214,080	0.09
Certificates of deposit accounts	137,518	0.91	141,301	1.02	161,674	1.55
Total interest-bearing deposits	1,018,904	0.26	1,006,869	0.27	896,327	0.47
Borrowings	5,000	1.19	5,769	1.25	10,000	1.15
Total interest-bearing liabilities	1,023,904	0.26	1,012,638	0.28	906,327	0.47

Non-interest-bearing demand deposits	525,047		499,383		440,950
Other liabilities	10,991		11,217		10,966
Shareholders’ equity	204,504		200,338		184,566
Total liabilities and shareholders’ equity	$1,764,446		$1,723,576		$1,542,809

Interest rate spread		3.03%		3.11%		3.27%
Net interest margin (2)		3.13%		3.22%		3.44%
Average interest-earning assets to
average interest-bearing liabilities	163.84%		161.55%		160.61%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Year Ended
	September 30, 2021		September 30, 2020
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,026,742	5.12%	$970,400	5.29%
Investment securities and FHLB stock (1)	109,317	1.19	78,412	2.18
Interest-earning deposits in banks and CDs	459,145	0.25	254,558	1.00
Total interest-earning assets	1,595,204	3.45	1,303,370	4.26
Other assets	85,939		85,842
Total assets	$1,681,143		$1,389,212

Liabilities and Shareholders’ Equity
NOW checking accounts	$402,430	0.15%	$323,261	0.27%
Money market accounts	186,489	0.30	148,506	0.49
Savings accounts	242,598	0.08	191,618	0.10
Certificates of deposit accounts	145,006	1.14	166,521	1.70
Total interest-bearing deposits	976,523	0.31	829,906	0.56
Borrowings	7,686	1.18	5,685	1.16
Total interest-bearing liabilities	984,209	0.32	835,591	0.56

Non-interest-bearing demand deposits	488,833		364,971
Other liabilities	10,816		10,110
Shareholders’ equity	197,285		178,540
Total liabilities and shareholders’ equity	$1,681,143		$1,389,212

Interest rate spread		3.13%		3.70%
Net interest margin (2)		3.25%		3.90%
Average interest-earning assets to
average interest-bearing liabilities	162.08%		155.98%

_____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2021 Earnings
October 28, 2021

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	September 30, 2021	June 30, 2021	September 30, 2020

Shareholders’ equity	$206,899	$203,492	$187,630
Less goodwill and CDI	(16,395)	(16,485)	(16,756)
Tangible common equity	$190,504	$187,007	$170,874

Total assets	$1,792,180	$1,740,460	$1,565,978
Less goodwill and CDI	(16,395)	(16,485)	(16,756)
Tangible assets	$1,775,785	$1,723,975	$1,549,222